Exhibit 10.1

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the

Securities Exchange Act of 1934, as amended.

(Page 1 of Exhibit A)

MASTER LICENSE AGREEMENT

This Master License Agreement (“Agreement”) is entered into as of January 12, 2006 (“Effective Date”), by and between DKRW Advanced Fuels LLC, a Delaware limited liability corporation with offices located at Two Riverway, Suite 1780, Houston, Texas  77056 (“Licensee”), and Rentech Inc., a Colorado corporation, with offices located at 1331 17th Street, Suite 720, Denver, Colorado 80202 (“Rentech”).  DKRW Energy LLC (“DKRW”) is a party to this Agreement only for purposes of Section 3.  Capitalized terms used herein but not defined herein will have the meaning assigned in the Original Site License Agreement.

             WHEREAS, Rentech possesses a patented application of the Fischer-Tropsch technology for converting synthesis gas into liquid hydrocarbons;

             WHEREAS, Licensee and Rentech have, as of the date of this Agreement, entered into a site license agreement whereby Rentech has licensed such technology to Licensee for use at a plant Licensee is contemplating building at or near Medicine Bow, Carbon County, Wyoming (the “Original Site License Agreement”); and

             WHEREAS, Licensee would like to have the opportunity to enter into additional site license agreements at the license fees provided for in this Agreement and Rentech is willing to grant such opportunities (each a “Site License Agreement”), subject to the terms and conditions of this Agreement.

             NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.          Site License Agreement.  Upon request by Licensee, if Licensee wishes to build a coal to liquid plant at any domestic or international location (subject to applicable laws binding on either party, the Rentech Technology or the proposed site) and license Rentech’s technology for use at such plant (a “Licensed Plant”), Rentech agrees to enter into a separate Site License Agreement with Licensee for such site, with license fees consistent with this Agreement, and with other terms and conditions substantially similar to those in the Original Site License Agreement, subject only to variations required by local law, coal specifications, deadline dates and/or other varying circumstances mutually agreed to by the parties (it being understood that in the event of failure to agree, any new Site License Agreement shall reflect only variations required by local law, deadline dates and/or coal specifications).

In connection with any Site License Agreement, Rentech and Licensee shall enter into a Catalyst Purchase Agreement, a Technical Services Agreement, and such other agreements as the parties may agree upon, in substantially the form of, and as defined by and contemplated in the Original Site License Agreement.  Site License Agreements may be entered into by Licensee or any entities Controlled by Licensee.  For purposes of this Agreement, “Control” and its derivatives means the ability to control the management of any entity through the ownership of more than 50% of the voting interests in such entity.

2.          Capacity.  Site License Agreements issued under this Agreement will be limited to an aggregate capacity of 500,000 barrels of  daily installed capacity for all Site License Agreements, including the Original Site License Agreement, regardless of whether they comprise licenses for new facilities or existing plant expansions.

3.          Exclusivity.  During the term of any Site License Agreement, including the Original Site License Agreement, DKRW, on behalf of itself and any entities Controlled by DKRW, agrees to license and exclusively use the Rentech Technology, as defined in the Original Site License Agreement, for all of its and their requirements for any plant which converts Synthesis Gas Precursors into Intermediate Hydrocarbon Products, until this Agreement is terminated, in which case Rentech shall have no further obligation to provide Licensee access to the Rentech Technology.

4.          License Fees and Payment.  Each Site License Agreement shall be subject to the license fees identified in Exhibit A of this Agreement.

5.          Termination.  This Agreement may be terminated unilaterally at any time by Licensee on sixty (60) days written notice, or by mutual agreement of the parties, provided, however, that in the event of termination by Licensee pursuant to this paragraph, the terms of Section 3 will survive for so long as any Site License Agreement remains in effect.

6.          Miscellaneous.

6.1 Assignment.

             a.          Any assignment of this Agreement shall be subject to the prior written consent of the other party, not to be unreasonably withheld or delayed; provided, however: consent will not be required for an assignment to a successor by merger or to the acquirer of all or substantially all of the assets or stock (or other equity) of a party, provided in each case the assignee is not a Competitor of the other party.

             b.          The assigning party shall continue to be liable for all duties, obligations and liabilities under this Agreement to the extent not performed by the assignee; and any direct or indirect assignee of this Agreement shall at the request of the non-assigning party affirm in writing that this Agreement is in full force and effect and binding on the assignee as written.

             c.          Rentech in no case shall assign this Agreement to an entity to which all of Rentech’s right, title and interest in and to the Rentech Technology has not also been concurrently assigned, and neither party shall assign this Agreement to a Competitor of the other party.

6.2 Collateral Assignment By Licensee; Other Matters.

             a.          Licensee may pledge its rights under this Agreement as collateral in connection with any financing of the Licensed Plant, and Rentech hereby agrees to enter into customary direct agreement with the financing parties.

b. This Agreement does not include the right, by implication, estoppel or otherwise, to sublicense the Rentech Technology applications to a third party.

             6.3          Third Parties.  The parties intend to confer no benefit or right on any person not a party to this Agreement.  No third party shall have the right to claim the benefit of any provision hereof as a third party beneficiary of any such provision.

             6.4          No Other Relationship.  Nothing in this Agreement shall be deemed to create an agency, joint venture, partnership, franchise or similar relationship between the parties hereto.  Each party shall conduct all business in its own name as an independent contractor.  Neither party shall be liable for the representations, acts, or omission of the other party contrary to the terms of this Agreement.  Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect whatsoever, other than as expressly provided for herein.

6.5 Dollar Transaction. All payments shall be made in U.S. Dollars, and payment obligations shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise.

             6.6          Finder’s Fees.  Rentech and Licensee represent that there are no broker’s commissions, finder’s fees or other like amounts payable with regard to this transaction for which the other party is responsible.  Rentech and Licensee agree to indemnify and hold the other harmless from and against all liability, claims, damages and costs of any kind arising from or connected with any broker’s commissions or finder’s fee or charge claimed to be due any person arising from the indemnitor’s conduct with respect to this Agreement.

6.7 Costs. Each party shall bear its own costs and expenses related to the preparation and negotiation of this Agreement.

             6.8          Equipment.  In the event the parties agree that Licensee will purchase or lease equipment from Rentech in connection with any Site License Agreement, the parties will enter into appropriate documentation setting forth the appropriate price, intellectual property licenses and protections, warranties, indemnifications and other terms as agreed.

             6.9          Rights, Powers, Remedies Cumulative; Waiver; Time.  Each and every right, power and remedy specified in this Agreement shall be cumulative and in addition to every other right, power and remedy existing now or hereafter at law, in equity, or by statute.  Each and every right, power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient by a party.  The exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  It is expressly understood and agreed that time is of the essence of this Agreement, and that no delay or omission by a party in the exercise of any right or power, or in the pursuit of any remedy, shall impair any right, power or remedy, or be construed to be a waiver thereof, nor shall the acceptance by a party of any payment required under this Agreement be deemed a waiver of any right, power or remedy in the future.

             6.10        Notices.  Any notice, payment, request, demand or other communication hereunder shall be in writing and, except as provided for service of process in this Agreement, shall be deemed to have been duly given when  (i) delivered personally to the party to be notified; or (ii) when sent if sent by facsimile transmission with confirmation that the facsimile message was received by the facsimile machine of the party to be notified, (iii) one business day after sending if sent by a nationally recognized overnight carrier; (iv) three business days after sent by ordinary mail, postage paid, to the party to be notified,  or (v) five business days after sent by registered or certified mail, postage paid, to the party to be notified, at the address set forth below.  Either Rentech or Licensee may change its address, facsimile number or representative upon written notice to the other party.  A letter duplicating a facsimile transmission previously marked as received by the facsimile machine of the other party shall not extend the time by which the notice was given.

Rentech:	Licensee:

Chief Executive Officer 1331 17th Street, Suite 720 Denver, Colorado 80202-1557 Facsimile: (303) 298-8010

DKRW Advanced Fuels LLC 2 Riverway, Suite 1760 Houston, Texas 77056 Attn: Bob Kelly Facsimile: 713-355-3201

With copy to:	DKRW:

General Counsel 1331 17th Street, Suite 720 Denver, Colorado 80202-1557 Facsimile: (303) 298-8010	DKRW Energy LLC 2 Riverway, Suite 1760 Houston, Texas 77056 Attn: Bob Kelly Facsimile: 713-355-3201

             6.11        Governing Law.  The provisions of this Agreement and all rights and obligations hereunder shall be governed in all respects by the law of the state of New York, USA, without regard to principles of conflicts of laws.

             6.12        Table of Contents and Headings.  Any table of contents accompanying this Agreement and any headings contained herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

             6.13        Integration.  This Agreement represents the entire agreement of the parties with respect to the subject matter described in it and supersedes all prior correspondence, conversations, negotiations and understandings with respect to those subjects, except as to agreements for confidentiality or other written agreements referred to in this Agreement.

             6.14        Construction.  This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement, or any portion of it.

             6.15        Invalidity of Provision.  If any of the provision of this agreement shall be held by an arbitrator or a court or administrative agency of competent jurisdiction to contravene the laws of any country, it is agreed that such invalidity or illegality should not invalidate the whole Agreement, but this Agreement shall be construed as if it did not contain the provision or provisions held to be invalid or illegal in the particular jurisdiction concerned, and insofar as the construction does not affect the substance of this Agreement and the rights and obligations of the parties to it, it shall be construed and enforced accordingly.  In the event, however, that the invalidity or illegality substantially alters the relationship between the parties and adversely affects the interest of either party, the parties shall negotiate a mutually acceptable alternative provision not conflicting with such laws.

             6.16        Further Assurances.  Each party shall execute and deliver all further documents and instruments and take all such further actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

             6.17        Counterparts.  This Agreement may be executed in several counterparts, and all copies so executed shall constitute but one and the same agreement, which shall be binding on all the parties hereto notwithstanding that less than all of the parties may have signed the original or the same counterpart.

IN WITNESS WHEREOF, the parties have executed duplicate originals of this Agreement by their duly authorized representatives or officers as of the date given in the introductory paragraph.

RENTECH, INC.		DKRW Advanced Fuels LLC

	/s/ Claude C. Corkadel III		/s/ Jon C. Doyle

Name:	Claude C. Corkadel III	Name:	Jon C. Doyle
Title:	Vice-President, Strategic Programs	Title:	Executive Officer

DKRW Energy LLC

/s/ Jon C. Doyle

		Name:	Jon C. Doyle
		Title:	Executive Officer

EXHIBIT A - SCHEDULE OF FEES

1.          New Project License Fees.

             1.1     Amount.  Licensee will pay an initial license fee based on [*] as of the Financial Close for that facility.  The license fee will be calculated at the rate of $[*], subject to any adjustments referenced in Section 3 of this Exhibit.

             1.2     Timing.  The initial license fee shall be payable according to the following schedule:

Event	Percent of Initial License Fee Due

At the time of Financial Close	[*]%

Delivery to Licensee of the first Fischer-Tropsch (“FT”) reactor module for the applicable Licensed Plant (if such module is built off site) or the delivery to Licensee of the external wall parts for the first FT reactor module for the applicable Licensed Plant (if such module is to be built on site)

[*]%

Mechanical Completion of the Licensed Plant	[*]%

90 days following Commercial Operation of the Licensed Plant at full capacity	[*]%

2.          Subsequent License Fees.

             2.1     Increases in Existing Capacity.  As of Commercial Operation of any Licensed Plant, if during any semi-annual period ending on June 30 or December 31 of any calendar year, the actual production, as defined by averaging the [*] ([*]) consecutive days during that period with the greatest daily production, increases by more than [*] percent ([*]%) above the then current capacity licensed and for which license fees have been paid, Licensee will (a) be subject to additional license fees to cover this increased capacity, and (b) concurrent with the semi-annual report to be provided pursuant to the new Site License Agreement, notify Rentech of this capacity increase. Rentech will provide an invoice to Licensee covering the incremental license fees due, as calculated using the license fee referenced in Section 1.1 of this Exhibit, and subject to any adjustments referenced in Section 3 of this Exhibit.

             2.2     Design Increase in Production Capacity (Expansion).  If the Licensee approves the expansion of the production capacity through the addition of new Fischer Tropsch reactors in the Licensed Plant beyond the then current amount licensed, Licensee shall notify Rentech of such event within thirty (30) days of approval. At that time, Licensee shall include with such notification the estimated dates for similar events as listed in the table in Section 1.2 of this Exhibit corresponding with the approved expansion. Rentech shall provide an accounting of the total incremental license fees due, as calculated using the license fee referenced in Section 1.1 of this Exhibit, and subject to any adjustments referenced in Section 3 of this Exhibit. Payment of additional license fees will be invoiced and paid consistent with the terms of this Agreement and using a schedule similar to that cited in Section 1.2 of this Exhibit for the initial license fees paid.

3.          License Fee Adjustments.  All license fees set forth in this Exhibit will be adjusted in accordance with this Section 3 as of the date that they become due, based on the change in the All Commodities Producer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics (the “PPI”) for the most current month available as of the date the licensee fees are due, versus the PPI as of the Effective Date of the Original Site License Agreement.  The following formula shall apply:

A = B x [C / D], where:

             3.1     A = the new license fee;

             3.2     B = the fee stated in this Exhibit;

             3.3     C = the PPI for the most current month available as of the date of notice for the additional capacity; and

             3.4     D = the PPI as of Effective Date of the Original Site License Agreement.

4.          Definitions.  For purposes of this Exhibit, the following definitions will apply:

             4.1     “Commercial Operation” shall mean that the Licensed Plant has completed the performance tests and reliability tests required to be passed by the Licensed Plant’s contractor to prove commercial acceptance, as set forth in the engineering, procurement and construction contract relating thereto.

             4.2     “Financial Close” shall mean the date on which Licensee has received a full funding commitment for developing and building the Licensed Plant, including with necessary debt and equity funding entities.

             4.3     “Liquid Hydrocarbon Products” shall mean various liquid hydrocarbons, including synthetic diesel fuel, jet fuel, naphtha, wax, and other high value fuels and chemicals.

             4.4     “Mechanical Completion” shall mean that the Licensed Plant has achieved mechanical completion pursuant to the engineering, procurement and construction contract relating thereto.